Exhibit 5.1

Robert J. Connaughton, Jr.
Vice President and
Chief Corporate Counsel
rconnaughton@arqule.com

September 22, 2014

ArQule, Inc.
19 Presidential Way
Woburn, MA 01801

Ladies and Gentlemen:

I am rendering this opinion in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333- 178226 (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to awards under either the ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan (the “1994 Plan”) or the ArQule, Inc. 2014 Equity Incentives Plan (the “2014 Plan” and, together with the 1994 Plan, the “Plans”).

I am Vice President and Chief Corporate Counsel for the Company and have acted in connection with the preparation of the Registration Statement.  I am familiar with the proceedings taken by the Company regarding authorization, issuance and sale of the Shares.  I have examined all such corporate records of the Company as I consider necessary to enable me to render this opinion including the Plan, the Company’s Restated Certificate of Incorporation, its By-laws, and votes of the Board of Directors and stockholders of the Company, as well as made such investigation of matters of fact and law and examined such other documents as I deemed necessary for rendering the opinions hereinafter expressed.  The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.
I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all original documents, and the conformity to original documents of all copies.

B.
I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

C.	I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Company.
D.
I have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform to the applicable requirements of the general corporation law of the State of Delaware and the Company’s Restated Certificate of Incorporation, as amended, and By-laws, as amended.

E.
The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and I can give no assurances that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

F.
I express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States.  As to matters governed by the laws specified in the foregoing sentence, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.  I am not a member of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

Based on the foregoing and upon the assumptions that there will be no material changes in the documents I have examined and the matters investigated referred to above and that there are sufficient authorized but unissued shares of Common Stock available at the time of issuance or sale, I am of the opinion that the Shares of Common Stock to be offered by the Company under the Plans pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plans and the awards thereunder, will be legally issued, fully paid and non-assessable.

This letter does not address any matters other than those expressly addressed herein and is given for the sole benefit and use of the Company.  This letter speaks only as of the date hereof. I undertake no responsibility to update or supplement it after such date.

I hereby consent to filing of this opinion as Exhibit 5.1 to the Registration Statement.  By giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Robert J. Connaughton, Jr.
Robert J. Connaughton, Jr.